EXHIBIT 15




August 11, 2000





Ohio Edison Company
76 South Main Street
Akron, OH  44308

Gentlemen:

We are aware that Ohio Edison Company has incorporated by reference in its Registration Statements No. 33-49135, No. 33-49259, No. 33-49413, No. 33-51139, No. 333-01489 and No. 333-
05277 its Form 10-Q for the quarter ended June 30, 2000, which includes our report dated August 11, 2000 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                                    Very truly yours,



                                   ARTHUR ANDERSEN LLP